Exhibit 3.63
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
CORECOMM LIMITED

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

          CoreComm Limited (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”) does hereby certify as follows:
          FIRST: That Article Fourth of the Corporation’s Restated Certificate of Incorporation, as amended, (the “Restated Certificate of Incorporation”) is hereby amended by deleting the first paragraph of such Article in its entirety and replacing it with the following:
“Authorized Capital. The total number of shares of capital stock which the Corporation shall have the authority to issue is 605,000,000 shares, consisting of 600,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”) The designation, relative rights, preferences and limitations of the shares of each class are as follows:”
          SECOND: Pursuant to Section 242 of the GCL, the proposed amendment of the Corporation’s Restated Certificate of Incorporation as set forth in Article First above was unanimously adopted by the Board of Directors of the Corporation on June 20, 2001, declaring said amendment to be advisable and in the best interest of the stockholders and directing that said amendment be considered at the next annual meeting of stockholders. Thereafter, upon notice in accordance with Section 222 of the GCL and the Corporation’s By-laws, the annual meeting of the stockholders of the Corporation was held on September 5, 2001, at which meeting the requisite number of shares as required by Section 242 of the GCL were voted in favor of the foregoing amendment.
          THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:30 PM 09/05/2001 010439469 — 3174330

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation to be duly executed in its corporate name this 5th day of September, 2001.

CORECOMM LIMITED
By:	/s/ Richard J. Lubasch
	Name:	Richard J. Lubasch
	Title:	Senior Vice President

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